								Filed under Rule 424(b)(2), Registration Statement No. 333-235468
						Preliminary Pricing Supplement No. 4 - Dated Monday, November 30, 2020 (To: Prospectus dated December 12, 2019)
CUSIP	Selling	Gross	Net	Principal	Coupon	Coupon	Coupon	Maturity	1st Coupon	1st Coupon	Survivor's	Product
Number	Price	Concession	Proceeds	Amount	Type	Rate	Frequency	Date	Date	Amount	Option	Ranking
37046AEE1	100%	0.950%	[]	[]	Fixed	1.100%	SEMI-ANNUAL	12/20/2024	06/20/2021	$5.81	Yes	Senior Unsecured Notes
Redemption Information: Callable at 100% on 12/20/2021 and Semi-Annually thereafter with 30 Calendar Days Notice.
GM Financial Term Notes will be subject to redemption at the option of General Motors Financial Company, Inc., in whole on the interest payment date occurring any time on or after 12/20/2021 at a redemption price equal to 100% of the principal amount of the GM Financial Term Notes, plus accrued interest thereon, if any, upon at least 30 Calendar Days prior notice to the noteholder and the trustee, as described in the Prospectus.

37046AEF8	100%	1.650%	[]	[]	Fixed	2.250%	SEMI-ANNUAL	12/20/2029	06/20/2021	$11.88	Yes	Senior Unsecured Notes
Redemption Information: Callable at 100% on 12/20/2021 and Semi-Annually thereafter with 30 Calendar Days Notice.
GM Financial Term Notes will be subject to redemption at the option of General Motors Financial Company, Inc., in whole on the interest payment date occurring any time on or after 12/20/2021 at a redemption price equal to 100% of the principal amount of the GM Financial Term Notes, plus accrued interest thereon, if any, upon at least 30 Calendar Days prior notice to the noteholder and the trustee, as described in the Prospectus.

	Offering Dates: Monday, November 30, 2020 through Monday, December 7, 2020	General Motors Financial Company, Inc.
	Trade Date: Monday, December 7, 2020 @ 12:00 PM ET	GM Financial Term Notes
	Settlement Date: Thursday, December 10, 2020	Prospectus dated December 12, 2019
Minimum Denomination/Increments: $1,000/$1,000
General Motors Financial Company, Inc.	Initial trades settle flat and clear SDFS: DTC Book Entry only
DTC Number: 0235 via RBC Dain Rauscher Inc.
Purchasing Agent: Incapital LLC
Agents: BofA Securities, Morgan Stanley, RBC Capital Markets, Wells Fargo Advisors
Trustee: U.S. Bank National Association
If the maturity date or an interest payment date for any note is not a Business Day (as term is defined in Prospectus), principal, premium, if any, and interest for that note is paid on the next Business Day, and no interest will accrue from, and after, the maturity date or interest payment date.
Dealers purchasing Notes on an agency basis for client accounts shall purchase Notes at the public offering price. Notes sold by the Selected Dealers for their own account may be sold at the public offering price less a discount as specified above. Notes purchased by the Selected Dealers on behalf of level fee accounts may be sold to such accounts at the discount to the public offering price specified above, in which case, such Selected Dealers will not retain any portion of the sales price as compensation.